Exhibit 10.14
VISTEON CORPORATION
EXECUTIVE SEPARATION ALLOWANCE PLAN
(As amended and restated effective January 1, 2009)

VISTEON CORPORATION
EXECUTIVE SEPARATION ALLOWANCE PLAN
     This Plan has been established for the purpose of providing certain eligible employees with an Executive Separation Allowance in the event of their separation from employment with the Company under certain circumstances. The Plan is an expression of the Company’s present policy with respect to separation allowances for employees who meet the eligibility requirements set forth below; it is not a part of any contract of employment and no employee or other person shall have any legal or other right to any Executive Separation Allowance. The Plan was originally adopted effective July 1, 2000, and is amended and restated effective January 1, 2009, as set forth herein.

     Section 1. Definitions. As used in the Plan, the following terms shall have the following meanings, respectively:
“Affiliate” shall mean, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control, with the Visteon Corporation, within the meaning of Code Sections 414(b) and (c); provided that Code Section 414(b) and (c) shall be applied by substituting “at least fifty percent (50%)” for “at least eighty percent (80%) each place it appears therein.
“Code” means the Internal Revenue Code of 1986, as interpreted by the rulings and regulations promulgated pursuant thereto, all as from time to time amended and in effect. Any reference to a specific provision of the Code shall be deemed to include a reference to any successor provision thereto.
“Committee” shall mean the Organization and Compensation Committee of the Board of Directors of Visteon Corporation.
“Company” shall mean Visteon Corporation and such of the subsidiaries of Visteon Corporation as, with the consent of Visteon Corporation, shall have adopted this Plan.
“Elected Officer” shall mean an officer of the Company elected by the Board of Directors of Visteon Corporation.
“Eligible Surviving Spouse” shall mean a spouse to whom an employee has been married at least one year at the date of the employee’s death.
“Leadership Level One or Two Employee” shall mean an employee of the Company who is assigned to the Leadership Level One or Two, or its equivalent, or for periods prior to January 1, 2000, shall mean an Executive Roll Employee.
“Executive Leader” shall mean an employee who, on or after January 1, 2002, is classified as an Executive Leader by the Company.

“Participant” shall mean an employee who meets the eligibility criteria set forth in Section 2.
“Plan” means the Visteon Corporation Executive Separation Allowance Plan, as from time to time amended and in effect.
“Separation from Service” shall mean the date on which a Participant terminates employment from the Company and all Affiliates, provided that (1) such termination constitutes a separation from service for purposes of Code Section 409A, and (2) the facts and circumstances indicate that the Company (or the Affiliate) and the Participant reasonably believed that the Participant would perform no further services (either as an employee or as an independent contractor) for the Company (or the Affiliate) after the Participant’s termination date, or believed that the level of services the Participant would perform for the Company (or the Affiliate) after such date (either as an employee or as an independent contractor) would permanently decrease such that the Participant would be providing insignificant services to the Company or an Affiliate. For this purpose, a Participant is deemed to provide insignificant services to the Company or an Affiliate, and thus to have incurred a bona fide Separation from Service, if the Participant provides services at an annual rate that is less than twenty percent (20%) of the services rendered by such Participant, on average, during the immediately preceding thirty-six (36) months of employment (or his or her actual period of employment if less). Notwithstanding the foregoing, if a Participant takes a leave of absence from the Company or an Affiliate for the purpose of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Separation from Service.

“Service” shall mean an eligible employee’s years of service (including fractions of years) used in determining eligibility for retirement benefits under the Visteon Pension Plan or the Salaried Retirement Plan of Visteon Systems, LLC.
“Subsidiary” shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity, a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified, or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.
     Section 2. Eligibility. Each Executive Leader or Elected Officer (or, prior to January 1, 2002, each Leadership Level One or Two Employee) who is separated from employment with the approval of the Company and who:
(1)	was employed by the Company on or before December 31, 2001;

(2)	attained the level of Executive Leader, Elected Officer, Leadership Level One or Leadership Level Two on or before June 30, 2004;

(3)	has at least five years’ service on the Executive Roll, or its equivalent;

(4)	has at least five years of contributory membership under the Visteon Pension Plan (which, for purposes of this Section 2, shall be deemed to include contributory service under the Ford Motor Company General Retirement Plan) or the Salaried Retirement Plan of Visteon Systems, LLC prior to its merger into the Visteon Pension Plan. For purposes of this subsection (4), contributory service includes waiting period service or pre-participation service that is counted as contributory service under the plans and service after June 30, 2006, for Participants who were contributing members on June 30, 2006; and

(5)	is at least 55 years of age at the time of separation from employment.
shall be eligible to receive an Executive Separation Allowance as provided herein. The Eligible Surviving Spouse of an employee who (i) has not separated from employment with the

Company, and (ii) meets the eligibility conditions set forth in subsections (1), (2) and (4) of this Section 2 on or before June 30, 2004, and is at least 55 years of age at the time of death, shall be eligible to receive the Executive Separation Allowance that the deceased employee would have been eligible to receive if such employee had separated from employment with the approval of the Company on the date of the employee’s death.
     The eligibility conditions set forth in subsections (3) and (4) of Section 2 may be waived by the Chief Executive Officer or the President.
     Section 3. Calculation of Amount.
     A. Base Monthly Salary. For purposes of the Plan, the “Base Monthly Salary” of a Participant shall be the highest monthly base salary rate of such employee during the employee’s 12 months of service immediately preceding separation from employment with the Company, prior to giving effect to any salary reduction agreement pursuant to an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (i) to which Section 125 or Section 402(e)(3) of the Internal Revenue Code of 1986, as amended, applies, or (ii) which provides for the elective deferral of compensation. It shall not include supplemental compensation or any other kind of extra or additional compensation. For purposes of this subsection, base salary paid by Ford Motor Company prior to July 1, 2000 shall be treated as if paid by the Company.
     B. Amount of Executive Separation Allowance. Subject to any limitation in other provisions of the Plan, the monthly amount of the Executive Separation Allowance of a Participant under Section 2 above shall be such employee’s Base Monthly Salary multiplied by a percentage, not to exceed 60%, equal to the sum of (i) 15%, (ii) five tenths of one percent (.5%) for each month (or fraction thereof) that such employee’s age at separation exceeds 55, not to exceed thirty percent (30%), and (iii) one percent (1%) for each year of such employee’s service in excess of 15, prorated for fractions of a year.
     The monthly amount shall be reduced by any payments paid or payable to the Participant, the Participant’s surviving spouse, contingent annuitant, or other beneficiary under the Visteon

Pension Plan, the Salaried Retirement Plan of Visteon Systems, LLC, the Ford Motor Company General Retirement Plan, the Ford Motor Company Executive Separation Allowance Plan, or any other private retirement plan, other than the Visteon Corporation Supplemental Executive Retirement Plan or the Ford Motor Company Supplemental Executive Retirement Plan, to which the Company or its subsidiaries shall have contributed. The reduction shall be equal to the monthly benefit that is payable to or on behalf of the Participant assuming commencement of such benefit on the first day of the month following the Participant’s attainment of age sixty-five (65), regardless of the date on which such benefits actually commence.
     C. Additional Allowance for Certain Transferred Employees. A Participant who retired on June 30, 2000 from Ford Motor Company, and who was an Elected Officer on June 28, 2000, shall, upon meeting the eligibility requirements in Section 2, receive the additional allowance equal to the difference between (i) and (ii) below, where:
(i)	is the aggregate monthly amount of Executive Separation Allowance to which the Participant would have been entitled under the Ford Motor Company Executive Separation Allowance Plan if the Participant’s employment with the Company on and after July 1, 2000, and the Base Monthly Salary attributable to such employment, had instead been employment with, and Base Monthly Salary from, Ford Motor Company; and

(ii)	is the aggregate monthly amount of Executive Separation Allowance under the Ford Motor Company Executive Separation Allowance Plan and the Visteon Corporation Executive Separation Allowance Plan to which the Participant is actually entitled.
     The additional allowance described in this subsection 3C shall be paid in accordance with the provisions of Section 4 below and shall be paid at the same time and for the same duration as the allowance described in subsection 3B above. The monthly retirement benefits calculated under subsection C above shall be determined based upon the terms of the Ford Motor Company Executive Separation Allowance Plan as in effect on June 30, 2000. The Committee has full authority and discretion to adjust (including to reduce) the benefit amounts calculated above to reflect changes in the design of the Ford Motor Company Executive Separation Allowance Plan or to take into account such other factors as the Committee, in its sole discretion, deems relevant.
     Section 4. Payments.
          A. Payments Commencing Prior to January 1, 2007.
     Executive Separation Allowance payments, in the net amount determined in accordance with Section 3B (and if applicable, Section 3C) above, shall be made monthly, commencing either (1) in the case of a Participant whose payments commenced prior to January 1, 2005, on the first day of the month following the Participant’s termination of employment, or (2) in the case of a Participant whose payments commenced after December 31, 2004 and prior to January 1, 2007, on the first day of the seventh month following the Participant’s Separation from Service. For a Participant whose payments commenced on the first day of the seventh month following the Participant’s Separation from Service, the first payment shall equal seven months of allowance payments and thereafter, on the first day of the eighth month following the Participant’s Separation from Service, allowance payments shall be made monthly. Payments to a Participant shall cease on the last day of the month in which such employee attains age 65 or dies, whichever occurs first. In the event of death of a Participant prior to attaining age 65 but while receiving allowance payments, or in the event of death during employment of a Participant whose Eligible Surviving Spouse meets the eligibility conditions set forth in Section 2 for payments hereunder, payments shall be made to such Participant’s Eligible Surviving Spouse, if any, until the death of such spouse or, if earlier, until the last day of the month in which the Participant would have attained age 65.
     Any Executive Separation Allowance payments resumed after reemployment with the Company or a Subsidiary under Section 7 shall be paid on the basis of the percentage of Base Monthly Salary applicable at the time of the initial determination under Section 3B (and if applicable, Section 3C).

          B. Payments Commencing on or After January 1, 2007.
     Executive Separation Allowance payments that commence on or after January 1, 2007 shall be paid to the Participant in the form of a single lump sum payment on the first day of the seventh month following the Participant’s Separation from Service.
     In the event a Participant who separates from employment with an entitlement to an Executive Separation Allowance dies prior to payment of such allowance, the Executive’s Separation Allowance will be paid to the Participant’s surviving spouse (or if the Participant is not survived by a spouse, to the Participant’s estate) in the form of a single lump sum payment on the first day of the seventh month following the Participant’s Separation from Service.
     In the event a Participant dies during employment and the Participant is survived by an Eligible Surviving Spouse who meets the eligibility conditions set forth in Section 2 for survivor benefits hereunder, a lump sum payment shall be made to such Participant’s Eligible Surviving Spouse. Payment will be made on the first day of the seventh month following the Participant’s Separation from Service by reason of death.
     The amount of the lump sum payment will be equal to the present value of the monthly amount calculated under Section 3 above, with such present value determined by using (i) for distributions prior to January 1, 2009, the discount rates and mortality tables that were used to calculate the obligations for the Plan as disclosed in the Company’s audited financial statements for the year ended immediately prior to the year in which occurs the Participant’s benefit payment date, and (ii) for distributions after December 31, 2008, the discount rates and mortality tables that were used to calculate the obligations for the Plan as disclosed in the Company’s audited financial statements for the year ended immediately prior to the year in which occurs the Participant’s Separation of Service. (the “Financial Statement Factors”). The lump sum present value is calculated in two ways, and the Participant is entitled to the greater of the two. Under the first calculation, the lump sum is equal to the sum of (i) the lump sum value determined when the monthly amount calculated under Section 3 is multiplied by an immediate annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service, and (ii) six months of interest, at the rate determined by reference to the

Financial Statement Factors, on the amount determined under clause (i). Under the second calculation, the lump sum is the amount determined when the monthly amount calculated under Section 3 is multiplied by an immediate annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service plus six months. For purposes of calculating such present value, the monthly amount calculated under Section 3 above shall be assumed to commence with a payment for the month following the month in which occurs the Participant’s Separation from Service with monthly payments continuing until the Participant’s attainment of age sixty-five (65). If a Participant dies on or after the date on which a lump sum payment of the Participant’s benefit has been made, no further benefits are payable following the Participant’s death.
     Section 5. Conditions On Eligibility for Benefits.
     Anything herein contained to the contrary notwithstanding, the right of any Participant to receive the Executive Separation Allowance hereunder shall accrue only if, during the entire period ending with the scheduled payment date, such Participant shall have earned out such payment by refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof. The Committee shall have the sole and absolute discretion to determine whether a Participant’s activities constitute competition with the Company and the Committee may promulgate such rules and regulations in this regard as it deems appropriate.
     In the event of a Participant’s nonfulfillment of the condition set forth in the immediately preceding paragraph, the Executive Separation Allowance shall not be paid to such Participant; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of, or subsequent to, termination of the Participant’s employment) be waived by the Committee upon its determination that, in its sole judgment, there shall have not been, and will not be, any substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition.
          Anything herein contained to the contrary notwithstanding, the Executive Separation Allowance payment shall not be paid to, or with respect to, any person as to whom it has been determined that such person at any time (whether before, or subsequent to termination of, the employee’s employment) acted in a manner detrimental to the best interests of the Company. Any such determination shall be made by the Committee, and shall apply to any amounts payable after the date of the applicable Committee’s action hereunder, regardless (in the case of Executive Separation Allowance payments that commenced prior to January 1, 2007) of whether the person has commenced receiving the Executive Separation Allowance. Conduct which constitutes engaging in an activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof shall be governed by the immediately preceding paragraphs of this Section 5 and shall not be subject to any determination under this paragraph.
     Section 6. Deductions and Offsets. Anything contained in the Plan notwithstanding, the Company may deduct from any payment of Executive Separation Allowance to a Participant or such Participant’s Eligible Surviving Spouse, at the time such payment is otherwise due and payable under the Plan, all amounts owing to it or an Affiliate by such Participant for any reason, or the Company may offset any amounts owing to it or an Affiliate by the Participant for any reason against the Participant’s benefit, whether or not the benefit is then payable, up to the maximum amount that may be offset without violating Code Section 409A).
     Section 7. Person Reemployed by the Company or a Subsidiary. In the event a Participant who separated from employment with the Company or a Subsidiary prior to January 1, 2007 under circumstances that would make the Participant eligible to receive an Executive Separation Allowance is reemployed by the Company or a Subsidiary before the employee has received payment of the full amount of the employee’s Executive Separation Allowance, no further allowance shall be paid during such period of reemployment.
     Section 8. Administration and Interpretation. Except as the Committee and the Chief Executive Officer and the President are authorized to administer the Plan in certain respects, the Senior Vice President, Human Resources shall have full power and authority on behalf of the Company to administer and interpret the Plan. In the event of a change in a designated officer’s title, the officer or officers with functional responsibility for executive separation allowance plans shall have the power and authority to administer and interpret the Plan. All decisions with respect to the administration and interpretation of the Plan shall be final and shall be binding upon all persons.
     Section 9. Restrictions to Comply with Applicable Law. Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment under the Plan, unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.
     Section 10. Taxes. The Company shall withhold from any benefit payment amounts required to be withheld for Federal and State income or other applicable taxes. No later than the date as of which an amount first becomes includible in the income of the Participant for employment tax purposes, the Participant shall pay or make arrangements satisfactory to the Company regarding the payment of any such tax. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Company may direct that the Participant’s benefit be reduced to reflect the amount needed to pay the Participant’s portion of such tax.
     Section 11. Claims Procedure.
     A. Claim for Benefits. Any Participant or Eligible Surviving Spouse (hereafter referred to as the “claimant”) under this Plan who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Committee not later than ninety (90) days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Committee shall consider the claim and answer in writing stating whether the claim is granted or denied. If the Committee denies the claim, it shall deliver, within one hundred thirty-five (135) days of the date the first payment was made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A, a written notice of such denial decision. The written decision shall contain (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures set forth in subsection (b) below, (iv) a description of any additional material or information which is necessary for the claimant to submit or perfect an appeal of his or her claim, and (v) an explanation of the claimant’s right to bring suit under ERISA following an adverse determination upon appeal.
     B. Appeal. If a claimant wishes to appeal the denial of his or her claim, the claimant or his or her duly authorized representative shall file a written notice of appeal to the Committee within 180 days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. In order that the Committee may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Committee shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). The Committee’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the claimant’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.
     Section 12. Participant Rights Unsecured.
     A. Unsecured Claim. The right of a Participant or his or her Eligible Surviving Spouse to receive a distribution hereunder shall be an unsecured claim, and neither the

Participant nor any Eligible Surviving Spouse shall have any rights in or against any amount credited to his or her account or any other specific assets of the Company or a Subsidiary or Affiliate. The right of a Participant or Eligible Surviving Spouse to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
     B. Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company, a Subsidiary or Affiliate shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company, or Subsidiary or Affiliate. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company, or Subsidiary or Affiliate and any Participant or Eligible Surviving Spouse, or any other person.
     Section 13. No Contract of Employment. The Plan is an expression of the Company’s present policy with respect to Company executives who meet the eligibility requirements set forth herein. The Plan is not a contract of employment, nor does it provide any Participant with a right to continue in the employment of the Company or any other entity. No Participant, Eligible Surviving Spouse or other person shall have any legal or other right to any benefit payments except in accordance with the terms of the Plan, and then only while the Plan is in effect and subject to the Company’s right to amend or terminate the Plan as provided in Section 14 below.
     Section 14. Amendment or Termination. There shall be no time limit on the duration of the Plan. However, the Company, by action of the Senior Vice President, Human Resources, may at any time and for any reason, amend or terminate the Plan; provided that the Committee shall have the exclusive amendment authority with respect to any amendment that, if adopted, would increase the benefit payable to the Senior Vice President, Human Resources by more than a de minimis amount; and provided further, that any termination of the Plan shall be implemented in accordance with the requirements of Code Section 409A. Any Plan amendment or termination may reduce or eliminate a Participant’s benefit under the Plan, including, without limitation, an amendment to eliminate future benefit payments for some or all Participants, whether or not in pay status at the time such action is taken.
     Section 15. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Company.
     Section 16. No Assignment of Benefits. No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment, nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her Eligible Surviving Spouse.
     Section 17. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its Subsidiaries and Affiliates, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.
     Section 18. Designated Payment Date. Whenever a provision of this Plan specifies payment to be made on a particular date, the payment will be treated as having been made on the specified date if it is made as soon as practicable following the designated date, provided that (a) the Participant is not permitted, either directly or indirectly, to designate the taxable year of payment and (b) payment is made no later than the 15th day of the third calendar month following the designated payment date.
     Section 19. Permitted Delay in Payment. If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms Federal securities law or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

     Section 20. Disregard of Six Month Delay. Notwithstanding anything herein to the contrary, if at the time of a Participant’s Separation from Service, the stock of the Company or any other related entity that is considered a “service recipient” within the meaning of Section 409A of the Code is not traded on an established securities market or otherwise, then the provision of the Plan requiring that payments be delayed for six months following Separation from Service shall cease to apply. In such event, in the case of a benefit payment of which is triggered by the Participant’s Separation from Service, the lump sum payment of a Participant’s benefit shall be made within 90 days following the Participant’s Separation from Service.

VISTEON CORPORATION

Dorothy L. Stephenson
Senior Vice President, Human Resources

December 18, 2008

Date

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